Exhibit 5.1

[LETTERHEAD OF SHAW PITTMAN LLP]

October 4, 2004

SI International, Inc.

12012 Sunset Hills Road

8th Floor

Reston, VA 20190

Re:                               SI International

Registration Statement on Form S-3

Underwritten Public Offering of Up to 3,520,000 Common Shares

Ladies and Gentlemen:

We have acted as counsel to SI International, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a prospectus supplement to the prospectus contained in the registration statement on Form S-3, No. 333-113827 (collectively, the “Registration Statement”), which was declared effective on May 21, 2004.  The prospectus supplement and prospectus together are herein referred to as the “Prospectus.”  The Prospectus relates to the public offering of up to 3,520,000 shares of common stock, par value $.01 per share, of the Company, of which up to 2,520,000 shares (the “Company Stock”) are to be sold by the Company and up to 1,000,000 shares (the “Selling Stockholders’ Stock,” and together with the Company Stock, the “Stock”) are to be sold by selling stockholders (the “Selling Stockholders’), pursuant to the terms of an underwriting agreement, dated as of September 30, 2004, by and among the Company, the Selling Stockholders and the underwriters named therein (the “Underwriting Agreement”).

For the purposes of this opinion, we have examined copies of the following documents:

1.                                       the Prospectus;

2.                                       the Registration Statement;

3.                                       the Underwriting Agreement;

4.                                       the Second Restated Certificate of Incorporation of the Company, as amended, restated or supplemented (the “Charter”), as certified by the Delaware Secretary of State on September 23, 2004 and as certified to us by the Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

5.                                       the Bylaws of the Company (the “Bylaws”), as amended, restated or supplemented, as certified to us by the Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

6.                                       the corporate minute book of the Company, including the Resolutions of the Board of Directors of the Company dated February 12 and 27, 2004 and of the Pricing Committee of the Board of Directors of the Company dated September 30, 2004 (collectively the “Resolutions”);

7.                                       a certificate of an officer of the Company dated as of the date hereof; and

8.                                       such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of Stock pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company or the Selling Stockholders to offer and sell the Stock or the validity of the Stock.  We have also assumed that the offering, sale and delivery of the Stock will not, at the time of such offering, sale and delivery, violate or conflict with (1) the Charter, as then amended, restated and supplemented, or Bylaws, as then amended, restated and supplemented, of the Company, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company or the Selling Stockholders are then a party or by which the Company or the Selling Stockholders are then bound, or (3) any law or regulation or any decree, judgment or order then applicable to the Company or the Selling Stockholders.  We have further assumed that the number of shares of Company Stock to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of shares of common stock, par value $.01 per share, as at that time are authorized in the Charter, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1) the Company Stock, when sold, issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and

(2) the Selling Stockholders’ Stock, when sold, issued and delivered by the Selling Stockholders in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the United States and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case excluding choice of law provisions thereof.  Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.  We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers.  This opinion has been prepared solely for your use in connection with the filing of the Prospectus that forms a part of the Registration Statement, and should not be quoted in whole or in part or otherwise referred to, nor should it otherwise be filed with or furnished to, any governmental agency or other person or entity, without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.”  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ SHAW PITTMAN LLP

SHAW PITTMAN LLP